Exhibit 10-k

EXECUTION COPY

FOURTH AMENDMENT TO CREDIT AGREEMENT

                                This Amendment, dated as of November 30, 2001, is made by and between Analysts International Corporation, a Minnesota corporation (the “Borrower”), and Wells Fargo Bank, National Association, assignee of Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, National Association (the “Bank”).

Recitals

                                The Borrower and the Bank have entered into a Credit Agreement dated as of January 31, 2000 as amended by a First Amendment to Credit Agreement dated as of December 12, 2000, a Second Amendment to Credit Agreement dated as of April 2, 2001, but effective as of March 30, 2001, and a Third Amendment dated as of August 6, 2001 (as so amended, the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

                                The Borrower has requested that certain amendments be made to the Credit Agreement, which the Bank is willing to make pursuant to the terms and conditions set forth herein.

                                NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding the following definition:

“Facility Termination Date’ means December 28, 2001, or the earlier date of termination of the Facility pursuant to Section 2.8 or 7.2(a).”

2.             Commitment to Obtain New Financing.  Section 5.13 is hereby deleted in its entirety.

3.             No Prepayment under Note Purchase Agreement.  Section 6.17 is hereby added to the Credit Agreement as follows:

“Section 6.17 No Prepayment under Note Purchase Agreement.  The Borrower will not prepay any amount (whether principal, interest or otherwise) owing under the Note Purchase Agreement or otherwise evidenced by any note issued pursuant thereto without the prior written consent of the Bank (without regard to any modification or amendment of such notes or the Note Purchase Agreement or any payment schedule related thereto not previously approved by the Bank in writing pursuant to Section 6.11 hereof).”

4.             No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

5.             Amendment Fee.  In consideration of the Bank’s entering into this Amendment, the Borrower shall pay to the Bank, on or before November 30, 2001, an amendment fee in the amount of fifty thousand dollars ($50,000). Such fee shall be deemed fully earned by the Bank’s execution and delivery of this Amendment.

6.             Conditions Precedent. This Amendment shall be effective when the Bank shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Bank in its sole discretion:

(a)           Payment of the fee described in Paragraph 5.

(b)           Such other matters as the Bank may require.

7.             Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

8.             References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

9.             Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.           Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Bank for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Bank may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 5 hereof.

11.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

                                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION	ANALYSTS INTERNATIONAL CORPORATION
By _________________________________	By _________________________________
Richard G. Trembley	Marti R. Charpentier
Its Vice President	Its Vice President — Finance